Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-169456, 333-19455, 333-155282, 333-163507, 333-08489, 333-50464, 333-57015, 333-117074, 333-140022, 333-145435, and 333-163507) of The Spectranetics Corporation and subsidiaries of our report dated March 15, 2012, with respect to the consolidated financial statements for the years ended December 31, 2011, 2010, and 2009, which appears in this Form 10-K.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC
Denver, Colorado
March 15, 2012